Exhibit 10.2
Internal Segue Confidential

TO:	Michael Sullivan

FROM:	Joseph K. Krivickas, President & CEO

DATED:	August 10, 2005

RE:	Terms & Conditions
The following confirms the terms and conditions of your promotion into your new role:
•	Effective date is August 15, 2005.

•	Your title is Chief Financial Officer, reporting to Joseph Krivickas.

•	Your base salary will be increased to $175,000 per year.

•	Your target management bonus (MBO) pay will be increased to $35,000 based on a twelve month period.

•	Pending approval by the Board of Directors’ Compensation Committee, you will be granted an option to purchase 25,000 shares of Segue Common Stock, priced at the close of market August 15, 2005. These options will vest over four years, if you remain employed at Segue, at the following vesting schedule: 1/8 after six months of employment, and 1/48 per month thereafter, and will be subject to the terms and conditions of Segue’s option plan and related option agreement.

•	Upon termination of employment as Chief Financial Officer without cause or termination of employment without cause from the Company, or death, said Executive will receive six months base salary plus benefits. Cause is defined as committing of a crime, material and repeated failure to carry out your assigned duties following written notice of such failures, or adjudicated acts of dishonesty.

•	As the Chief Financial Officer you are covered under the Company’s Change-In-Control Plan that upon both a Change-In-Control and termination of Executive’s employment as Chief Financial Officer, as defined (“double trigger”), said Executive receives one year of base salary plus benefits and full vesting of stock options.

•	You understand and agree that you remain bound by Segue’s Employee Agreement.
All details as listed above are pending final approval by Segue’s Board of Directors Compensation Committee.

/s/ Joseph K. Krivickas
Joseph K. Krivickas

Accepted by:

/s/ Michael Sullivan
Michael Sullivan